Exhibit 99.2

Isolagen, Inc. Sells Switzerland Facility

EXTON, PA – March 24, 2008 - Isolagen™, Inc. (AMEX:ILE) today announced the sale of its facility located in Switzerland for approximately $6.4 million, net. $5.85 million of the sale amount was paid at the time of closing and the remaining proceeds are expected within the next six weeks.

“This is an important development for us at Isolagen. The cash raised from the sale of the facility will enable us to further pursue the implementation of our business plan for 2008,” said Nicholas L. Teti, Jr., Chairman of Isolagen, Inc. “In addition, I am very proud of this significant accomplishment by the new management and, as importantly, continue to be quite pleased at the progress of our clinical programs.”

“The resources generated from the sale of our Swiss facility will play a key role in the further advancement of our clinical development projects for the Isolagen Therapy,” said Declan Daly, CEO of Isolagen, Inc.

The Company will file a Form 8-K no later than March 25, 2008 with further information regarding the material accounting implications of the sale of the Swiss facility.

About Isolagen, Inc.

Isolagen™, Inc. (Amex: ILE) is an aesthetic and therapeutic company committed to developing and commercializing scientific advances and innovative technologies. The company’s technology platform includes the Isolagen Process™, a cell processing system for skin and tissue rejuvenation which is currently in clinical development for a broad range of aesthetic and therapeutic applications including wrinkles, acne scars, burns and periodontal disease. Isolagen also commercializes a scientifically-advanced line of skincare systems through its majority-owned subsidiary, Agera® Laboratories, Inc. For additional information, please visit http://www.isolagen.com.

Isolagen Forward Looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release, include, without limitation, the timely receipt of the remaining proceeds from the sale of the Swiss facility. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward- looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated in “Item 1A. Risk Factors” in the Company’s Quarterly Reports on Form 10-Q filed since the annual report. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other public filings with the SEC since such date.